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                                                                    EXHIBIT 99.1

                    VISIJET RECEIVES FDA APPROVAL FOR EPILIFT

-NEXT GENERATION SURGICAL TOOL WILL BE SIGNIFICANT STEP IN BUILDING U.S. MARKET
                                  AND REVENUE-

IRVINE, CA - Sept. 20, 2004 -- VisiJet, Inc. (OTCBB: VJET), developers of innovative technologies for the ophthalmic surgical market, announced today that it has received FDA approval for its EpiLift System, a next-generation, ophthalmic surgical device designed for separating corneal tissue.

The EpiLift System is the cornerstone of a new improvement in LASIK surgery called Epi-LASIK. Epi-LASIK combines the best of today's most popular refractive techniques - LASIK and PRK. It produces virtually instant visual results like LASIK but with the stable long-term visual outcomes of PRK.

"The EpiLift System provides a revolutionary new method to perform refractive surgery," said Randy Bailey, President and CEO of VisiJet. "The EpiLift System will make Epi-LASIK a mainstay procedure for the correction of myopia, hyperopia and astigmatism. It provides the safety, control and better visual outcomes vital to both physician and consumer acceptance."

During the Epi-LASIK procedure the top layer of the cornea (the epithelium) is separated into an intact sheet of viable tissue. This tissue, the Epi sheet, is temporarily lifted away from the cornea so that a laser can be applied to reshape the corneal bed. Once this is completed, the epithelial sheet is returned to its natural position on the eye. A key attribute the EpiLift System provides to this new surgical procedure is precision. It cleanly and safely separates the epithelium from the next layer of corneal tissue, Bowman's membrane. In traditional LASIK, a microkeratome creates a permanent flap onto the center layer of the cornea (stromal layer). By eliminating the cutting of stromal flaps, the EpiLift System eliminates the primary cause of LASIK complications.

VisiJet, Inc. received the CE Mark (European approval) for the EpiLift
System earlier this year. Since that time, there has been a growing interest in the technology in Europe and key Asian markets. Now, with FDA approval, the company expects domestic sales to be significant due to the strong interest shown in the technology by leading U.S. refractive surgeons.

"The EpiLift System provides us with another entry into the $4 billion worldwide refractive surgery market," said Bailey. He noted that the new EpiLift technology joins the company's proprietary waterjet technologies which are in final development stages.

ABOUT VISIJET, INC.

VisiJet, Inc. is a medical device company based in Irvine, California focused on the development and marketing of innovative ophthalmic applications that result in faster, safer and more efficacious procedures in two of the largest surgical markets in the world: refractive and cataract surgeries. VisiJet's lead products, the HydroKeratome(R) and Pulsatome(R), utilize the Company's proprietary and patented waterjet technology that uses a high-pressure micro beam of water the diameter of a human hair to cut ocular tissue. The FDA-approved HydroKeratome(R), uses the waterjet technology to cut the cornea as required in LASIK surgery. The Pulsatome(R), currently under development, is a device that uses waterjet technology to remove cataracts - the most performed surgical procedure in the world. In addition, the Company recently acquired the exclusive worldwide distribution, sales and marketing rights for the LASIK and Epi-LASIK products from Gebauer Medizintechnik GmbH of Neuhausen, Germany. These products, the LasiTome and the EpiLift improve upon existing technologies with unique separating methods that can eliminate many postoperative problems. VisiJet, Inc. is located at 192 Technology Drive, Suite Q, Irvine, CA. PH:
949-450-1660, FX: 949-453-9652, Investor Relations: 949-450-1660 ext. 28
Website: www.visijet.com

FORWARD-LOOKING STATEMENTS
--------------------------
Except for historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Securities Exchange Act that involve risks and uncertainties that could cause actual results to differ materially from those expressed. These matters include, but are not limited to, the anticipated financing information about the Company's technologies and products, financial situations, or business opportunities. This news release shall not constitute an offer to sell or the solicitation of an offer to sell any of these securities.

Contact:
VisiJet, Inc., Irvine
Investor Relations, 949-450-1660   Ext. 28

or

Media & Public Relations
Mitchell & Company
Diane Mitchell, 949-474-7020
Mitchellcompany@earthlink.net